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                                                                      Exhibit 15

[SMITH BARNEY LETTERHEAD]

CONFIDENTIAL

August 14, 1997

The Board of Directors
Talbert Medical Management Holdings Corporation
3540 Howard Way
Costa Mesa, California  92626

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of Talbert Medical Management Holdings Corporation ("Talbert") of the consideration to be received by such holders pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of August 14, 1997 (the "Merger Agreement"), among MedPartners, Inc. ("MedPartners"), Talmed Merger Corporation, a wholly owned subsidiary of MedPartners ("Subsidiary"), and Talbert. As more fully described in the Merger Agreement, (i) MedPartners will cause Subsidiary to commence a tender offer to purchase all outstanding shares of the common stock, par value $0.01 per share, of Talbert (the "Talbert Common Stock") at a purchase price of $63.00 per share, net to the seller in cash (the "Tender Offer") and (ii) subsequent to the Tender Offer, Subsidiary will be merged with and into Talbert (the "Merger" and, together with the Tender Offer, the "Transaction") and each outstanding share of Talbert Common Stock not previously tendered will be converted into the right to receive $63.00 in cash.

In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Talbert and certain senior officers and other representatives of MedPartners concerning the business, operations and prospects of Talbert. We examined certain publicly available business and financial information relating to Talbert as well as certain financial forecasts and other information and data for Talbert which were provided to or otherwise discussed with us by the management of Talbert. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Talbert Common Stock; the historical and projected earnings and other operating data of Talbert; and the capitalization and financial condition of Talbert. We considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Talbert. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the management of Talbert that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Talbert as to the future financial performance of Talbert. We have not made or been



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The Board of Directors
Talbert Medical Management Holdings Corporation
August 14, 1997
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provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Talbert nor have we made any physical inspection of the properties or assets of Talbert. In connection with our engagement, we were not requested to, and did not, solicit third party indications of interest in a possible acquisition of Talbert. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

Smith Barney has been engaged to render financial advisory services to Talbert in connection with the proposed Transaction and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Transaction. We also will receive a fee upon the delivery of this opinion. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Talbert and MedPartners for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We have in the past provided investment banking services to affiliates of Talbert and to MedPartners unrelated to the proposed Transaction, for which services we have received compensation. In addition, we and our affiliates (including Travelers Group Inc. and its affiliates) may maintain relationships with Talbert, MedPartners and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Talbert in its evaluation of the proposed Transaction, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to whether or not such stockholder should tender shares of Talbert Common Stock in the Tender Offer or how such stockholder should vote on the proposed Merger. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to Smith Barney be made, without our prior written consent; provided, that this opinion letter may be included in its entirety in the Solicitation/Recommendation Statement of Talbert relating to the proposed Transaction.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the cash consideration to be received in the Transaction by the holders of Talbert Common Stock (other than MedPartners and its affiliates) is fair, from a financial point of view, to such holders.


Very truly yours,


/s/ SMITH BARNEY INC.
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    SMITH BARNEY INC.